Exhibit 10.1

August 18, 2016

Wells Fargo Bank, N.A.
Homebuilder Corporate Banking
2030 Main Street, Suite 800
Irvine, CA 92614
Attn: Elena Bennett

Re:	M/I Homes, Inc.
$5.0 Million Letter of Credit Facility; Loan WB16900

This letter is in reference to certain letters of credit issued by Wells Fargo Bank, National Association (the “Bank”) to third parties at the request of M/I Homes, Inc. (the “Applicant”) from time to time (including all extensions and increases thereof, the “Letters of Credit”) pursuant to that certain Continuing Letter of Credit Agreement dated June 4, 2010 in favor of the Bank (as amended, restated or modified from time to time, the “LOC Agreement”). The Bank and the Applicant are also parties to that certain Security Agreement dated June 4, 2010 (as amended, restated or modified from time to time, the “Security Agreement”) pursuant to which the Applicant deposited into an account at the Bank certain cash collateral to secure the Applicant’s obligations with respect to the Letters of Credit and the LOC Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the LOC Agreement.
This letter confirms our agreement to terminate the LOC Agreement effective September 1, 2016 (the “Termination Date”), and acknowledges that on such Termination Date there are no Letters of Credit remaining outstanding pursuant to the LOC Agreement.

Wells Fargo Bank, N.A.
August 18, 2016

Sincerely,

M/I Homes, Inc.

Name:    Kevin C. Hake
Title:    Senior Vice President and Treasurer

Acknowledged and Agreed:

Wells Fargo Bank, N.A.

Name: Elena Bennett
Title: Senior Vice President